Exhibit 99.1
CONSENT OF RP® FINANCIAL, LC.

March 15, 2017

Board of Directors
DCB Bancshares, Inc.
26500 Ridge Road
Damascus, Maryland 20872

Members of the Board:

We hereby consent to the inclusion of our opinion letter dated February 1, 2017to the Board of Directors of DCB Bancshares, Inc. (“DCB Bancshares”) as Annex B to the joint proxy statement/prospectus of Old Line Bancshares, Inc. (“Old Line Bancshares”) and DCB Bancshares, relating to the proposed merger of DCB Bancshares with and into Old Line Bancshares, which joint proxy statement/prospectus is part of this Registration Statement on Form S-4 of Old Line Bancshares (the “Registration Statement”), and to the references to us and such opinion therein.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely, RP® FINANCIAL, LC.

Washington Headquarters Three Ballston Plaza 1100 North Glebe Road, Suite 600 Arlington, VA 22201 E-Mail: mail@rpfinancial.com	Telephone: (703) 528-1700 Fax No.: (703) 528-1788 Toll-Free No.: (866) 723-0594